# Williams & Webster, P.S.

*Certified Public Accountants & Business Consultants*

Board of Directors
Lake Victoria Mining Co., Inc.
6805 Sundance Trail
Riverside, CA 82506

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

We consent to the use of our report dated June 10, 2008, on the financial statements of Lake Victoria Mining Co., Inc. as of March 31, 2008 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form S-1 Registration Statement filed with the Securities and Exchange Commission.

Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

August 6, 2008

Bank of America Financial Center
601 W. Riverside. Suite 1940, Spokane, WA 99201
Phone (509) 838-5111 Fax (509) 838-5114

www.williams-webster.com

Center for Public Company Audit Firms
Private Companies Practice Section
AICPA, WSCPA